Exhibit 4.1(c)

MYLAN INC.,
as Issuer,

MYLAN N.V.
as Parent

and
THE BANK OF NEW YORK MELLON,
as Trustee
______________________________
FOURTH SUPPLEMENTAL INDENTURE
DATED as of March 12, 2015
TO THE INDENTURE
DATED as of SEPTEMBER 15, 2008
______________________________
3.750% CASH CONVERTIBLE NOTES DUE 2015

          Fourth Supplemental Indenture (this “Supplemental Indenture”), dated as of March 12, 2015, among Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands (the “Parent”), Mylan Inc., a Pennsylvania corporation (the “Issuer”), and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
          WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of September 15, 2008, as amended, supplemented and modified by the First Supplemental Indenture dated as of November 29, 2011, the Second Supplemental Indenture dated as of February 27, 2015 and the Third Supplemental Indenture dated as of February 27, 2015 (as so amended, supplemented and modified, the “Indenture”), providing for the issuance of 3.750% Cash Convertible Notes due 2015 (the “Notes”);
          WHEREAS, pursuant to Section 10.02 of the Indenture, the Issuer and the Trustee may, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (the “Majority Holders”), enter into a supplement to the Indenture to modify or amend the provisions of the Indenture with respect to such series of Notes;
          WHEREAS, the Majority Holders, on or prior to the date hereof, have delivered (and not revoked) their consents to the amendments to the provisions of the Indenture (the “Amendments”) set forth herein; and
WHEREAS, for the purposes recited above, and pursuant to due corporate action, the Issuer and the Parent have duly determined to execute and deliver to the Trustee this Supplemental Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Reports to Holders. Section 5.02 of the Indenture is hereby amended and restated in its entirety as follows:
Section 5.02. Reports by Company and the Guarantors.
(a) Whether or not required by the rules and regulations of the SEC, the Company shall deliver to the Trustee, within 15 days after the date such reports would be required to be filed with the SEC if the Company were required to file such reports pursuant to Section 13 or 15(d) of the Exchange Act, copies of all annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that it would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Company were required to file such reports; provided, however, that (a) the Company will not be required to provide the Trustee with any such information, documents and reports that are filed with the SEC and (b) the Company will not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings; provided further, however, that if the SEC does not permit such filings, the Company will be required to provide to Holders any such information, documents or reports that are not so filed. To the extent required by law or the rules and regulations of the SEC, the Company also shall comply with the provisions of TIA Section 314(a).
(b) For so long as any Restricted Securities are outstanding, the Company agrees that, in order to render such Restricted Securities eligible for resale pursuant to Rule 144A under the Securities Act, it will make available, upon request, to any Holder of Restricted Securities or prospective purchasers of Restricted Securities the information specified in Rule 144A(d)(4), unless the Company files or furnishes such information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(c) Delivery of such reports and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the compliance by each of the Company and the Guarantors with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
Notwithstanding the foregoing, the information, documents and reports required by this Section 5.02 may, at the option of the Company, instead be those of any direct or indirect parent entity of the Company so long as such parent entity fully and unconditionally guarantees, by execution of a supplemental indenture, the obligations of the Company in respect of the Notes and such parent entity and the Company comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision).
3.Trustee Not Responsible for Recitals. The Trustee makes no representations as to, and shall not be responsible in any manner whatsoever for or in respect of, the validity or sufficiency of, this Supplemental Indenture or for or in respect of the correctness of the recitals contained herein, all of which recitals are made solely by the Issuer and Parent.
4.Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
5.THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6.Multiple Counterparts. The parties may sign multiple counterparts to this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.
7.Confirmation of the Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect, except as supplemented and amended hereby.
8.Effects of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
9.Successors and Assigns. All covenants and agreements in this Supplemental Indenture made by the parties hereto shall bind their respective successors and assigns, whether so expressed or not.
10.Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

 IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written.

MYLAN INC.

By:	/s/ John Miraglia
Name:	John Miraglia
Title:	Vice President and Assistant Treasurer

MYLAN N.V.

By:	/s/ John Miraglia
Name:	John Miraglia
Title:	Vice President and Assistant Treasurer

Signature Page to Fourth Supplemental Indenture to Cash Convertible Notes Indenture

THE BANK OF NEW YORK MELLON, as Trustee,

By:	/s/ Jonathan Glover
Name:	Jonathan Glover
Title:	Vice President

Signature Page to Fourth Supplemental Indenture to Cash Convertible Notes Indenture